Exhibit 5.1
Qashu & Schoenthaler LLP
295 Madison Avenue, 12th Floor
New York, New York 10017

October 22, 2009

CYIOS Corporation
1300 Pennsylvania Avenue, Suite 700
Washington, D.C. 20004

Re:           Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to CYIOS Corporation, a Nevada corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 316,667 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s 2009 Consultant and Advisor Stock Plan (the “Plan”).

In rendering this opinion, we have examined and relied upon such corporate records, agreements and other documents and instruments, and have reviewed such matters of law, as we have deemed necessary or appropriate.  In our examination, we have, with your consent, relied upon verbal and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates.  In addition, in rendering this opinion we have, with your consent, assumed the genuineness of all signatures or instruments relied upon by us, the accuracy, completeness and genuineness of all documents and copies thereof provided to us by or on behalf of the Company or filed publicly thereby and the conformity of certified copies submitted to us with the original documents to which such certified copies relate.

This opinion is limited to the law of the State of Nevada governing private corporations—Title 7, Chapter 78 of the Nevada Revised Statutes, exclusive of any annotations or commentary (the “Nevada Corporate Law”).  We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States and the Nevada Corporate Law and we express no opinion as to any state securities or “blue sky” laws.

Based upon and subject to the foregoing, we are of the opinion that, upon issuance and delivery in accordance with the terms and conditions of the Plan and the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who have passed upon the legality of the Common Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Qashu & Schoenthaler LLP

Los Angeles ♦ New York